UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                                (Amendment No. 1)

                           TELSTRA CORPORATION LIMITED
                              (A.C.N. 051 775 556)
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                 Ordinary Shares
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                   Shares - Not Applicable / ADRs - 87969N204
                      ------------------------------------
                                 (CUSIP Number)

                                October 22, 1999
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         |_|  Rule 13d-1(b)

         |_|  Rule 13d-1(c)

         |X|  Rule 13d-1(d)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



SEC 1745 (1-06)                   Page 1 of 5 pages

CUSIP No.     Shares - Not Applicable / ADRs - 87969N204

--------------------------------------------------------------------------------

     1.   Names of Reporting Persons.
          I.R.S. Identification Nos. of above persons (entities only).

          COMMONWEALTH OF AUSTRALIA
          00-0000000

--------------------------------------------------------------------------------

     2.   Check the Appropriate Box if a Member of a Group (See Instructions):

          (a)  |_|.....................................................

          (b)  |_|.....................................................

--------------------------------------------------------------------------------

     3.   SEC Use Only ................................................

--------------------------------------------------------------------------------

     4.   Citizenship or Place of Organization .........AUSTRALIA

--------------------------------------------------------------------------------
   NUMBER OF               5. Sole Voting Power  ......6,446,207,123
     SHARES          -----------------------------------------------------------
   BENEFICIALLY            6. Shared Voting Power ... NIL
     OWNED BY        -----------------------------------------------------------
      EACH                 7. Sole Dispositive Power ...6,446,207,123
    REPORTING        -----------------------------------------------------------
   PERSON WITH:            8. Shared Dispositive Power ...NIL
--------------------------------------------------------------------------------

     9.   Aggregate Amount Beneficially Owned by Each Reporting Person

          ...........................................6,446,207,123

--------------------------------------------------------------------------------

     10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

          |_|........................................................

--------------------------------------------------------------------------------

     11.  Percent of Class Represented by Amount in Row (9) ....51.8%

--------------------------------------------------------------------------------

     12.  Type of Reporting Person (See Instructions)

          .....................................OO............................

          ...................................................................

          ...................................................................

          ...................................................................

          ...................................................................

          ...................................................................

          ...................................................................

          ...................................................................


--------------------------------------------------------------------------------


                               Page 2 of 5 pages

Item 1.

     (a) Name of Issuer: TELSTRA CORPORATION LIMITED

     (b) Address of Issuer's Principal Executive Offices: 41/242 EXHIBITION STREET, MELBOURNE, VIC 3000, AUSTRALIA


Item 2.

     (a) Name of Person Filing: COMMONWEALTH OF AUSTRALIA

     (b) Address of Principal Business Office or, if none, Residence: C/- DEPARTMENT OF COMMUNICATION INFORMATION TECHNOLOGY AND THE ARTS, 38 SYDNEY AVENUE, FORREST, ACT 2603, AUSTRALIA

     (c) Citizenship: NOT APPLICABLE

     (d) Title of Class of Securities: ORDINARY SHARES

     (e) CUSIP Number: Shares - Not Applicable / ADRs - 87969N204


Item 3. If this statement is filed pursuant to ss.ss. 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

     (a)  |_| Broker or dealer registered under section 15 of the Act (15 U.S.C.
          78o).

     (b)  |_| Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

     (c) |_| Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

     (d) |_| Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

     (e) |_| An investment adviser in accordance with ss. 240.13d-1(b)(1)(ii)(E);

     (f)  |_| An employee benefit plan or endowment fund in accordance with
          Section 240.13d-1(b)(1)(ii)(F);

     (g) |_| A parent holding company or control person in accordance with ss. 240.13d-1(b)(1)(ii)(G);

     (h) |_| A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

     (i) |_| A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

     (j)  |_| A group, in accordance with ss. 240.13d-1(b)(1)(ii)(J);


Item 4. Ownership.

     (a)  Amount Beneficially Owned: 6,446,207,123

     (b)  Percent of Class: 51.8%

     (c)  Number of shares as to which such person has:



                               Page 3 of 5 pages

          (i)   Sole power to vote or to direct the vote: 6,446,207,123

          (ii)  Shared power to vote or to direct the vote: NIL

          (iii) Sole power to dispose or to direct the disposition of:
                6,446,207,123

          (iv)  Shared power to dispose or to direct the disposition of: NIL


Item 5. Ownership of Five Percent or Less of a Class.


     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |_|.



Item 6. Ownership of More than Five Percent on Behalf of Another Person.

NOT APPLICABLE



Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

NOT APPLICABLE


Item 8. Identification and Classification of Members of the Group.

NOT APPLICABLE


Item 9. Notice of Dissolution of Group.

NOT APPLICABLE


Item 10. Certification.

NOT APPLICABLE





                               Page 4 of 5 pages

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                   6 February 2006
                                ------------------------------------------------
                                                        Date

                                                   /s/ Simon Lewis
                                ------------------------------------------------
                                                       Signature


                                ------------------------------------------------

                                Simon Lewis
                                General Manager
                                Department of Finance and Administration
                                John Gorton Building
                                PARKES   ACT  2600
                                AUSTRALIA








                               Page 5 of 5 pages